Exhibit 99.1

Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

TRIMERIS REPORTS FIRST PROFITABLE QUARTER – SIGNIFICANT GROWTH AND

CONTINUED PROFITABILITY FORECASTED FOR 2006

o	Worldwide sales of FUZEON® exceed $200 million
o	Next generation fusion inhibitor program in full preclinical development

MORRISVILLE, N.C. – March 9, 2006 – Trimeris, Inc. (Nasdaq: TRMS) today announced 2005 financial results reporting an 80% reduction in losses from prior year and the first profitable quarter for the company. These results were primarily driven by record worldwide sales of FUZEON, reaching $208 million, a growth of 54%—in its second full year since launch. The Company expects continued profitability and significant growth for 2006 through expansion in FUZEON sales and strong fiscal management with continued investment in its pipeline assets.

The Company reported a net profit for the fourth quarter of 2005 of $3.8 million, or $0.17 per share, compared with a loss of $5.7 million ($0.27 per share) in the fourth quarter of 2004. For the year ended 2005, the Company’s net loss totaled $8.1 million ($0.37 per share), compared with a loss of $40.1 million ($1.86 per share) for 2004.

The decrease in net loss for 2005 compared to 2004 is primarily due to the increase in gross profit from the sale of FUZEON and decreases in operating expenses. Cash, cash equivalents and investment securities available-for-sale totaled $36.9 million at December 31, 2005 compared to $48.4 million at December 31, 2004.

“Attaining profitability is a significant and transforming event for Trimeris,” said Steven D. Skolsky, Chief Executive Officer of Trimeris. Mr. Skolsky added, “Continued investment in the growth of FUZEON, efficient use of resources, and the progression of the next generation fusion inhibitor program will be the foundation for significant growth and continued profitability through 2006.”

A live webcast of our conference call on March 9, 2006 at 5:00 p.m. Eastern Time will be available at http://www.trimeris.com.

919-419-6050 • 919-419-1816 fax • 3500 Paramount Parkway • Morrisville, NC 27560

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 11, 2005 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2005	2004	2005	2004
Milestone revenue	$430	$546	$1,722	$2,152
Royalty revenue	2,495	1,439	8,784	4,556
Collaboration income (loss)*	5,033	(1,449)	8,553	(16,125)

Total revenue and collaboration income (loss)	7,958	536	19,059	(9,417)

Operating expenses:
Research and development:
Non-cash compensation**	99	103	418	159
Other research and development***	2,136	4,112	17,856	21,154

Total research and development expense	2,235	4,215	18,274	21,313

General and administrative:
Non-cash compensation**	114	153	450	311
Other general and administrative	2,027	2,012	8,986	9,840

Total general and administrative expense	2,141	2,165	9,436	10,151

Total operating expenses	4,376	6,380	27,710	31,464

Operating profit (loss)	3,582	(5,844)	(8,651)	(40,881)

Other income (expense)
Interest income	378	239	1,300	953
Net gain (loss) on disposal of equipment	1	—	(9)	—
Interest expense	(190)	(112)	(746)	(160)

	189	127	545	793

Net profit (loss)	$3,771	$(5,717)	$(8,106)	$(40,088)

Basic net profit (loss) per share	$0.17	$(0.27)	$(0.37)	$(1.86)

Diluted net profit (loss) per share	$0.17	$(0.27)	$(0.37)	$(1.86)

Weighted average shares outstanding—basic	21,764	21,625	21,736	21,608

Weighted average shares outstanding—diluted	22,077	21,625	21,736	21,608

*	Collaboration income (loss) represents our share of the net operating results from the sale of FUZEON in the United States and Canada under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON.
**	Non-cash compensation is primarily comprised of amortization expense for restricted stock issued to employees and non-cash charges or credits related to stock options granted to non-employees.
***	The fourth quarter of 2005 includes a $2.0 million reimbursement from Roche for research expenses incurred during 2005.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

	December 31, 2005	December 31, 2004
Assets
Cash, cash equivalents and investment securities available-for-sale	$36,889	$48,402
Other current assets	11,923	7,652

Total current assets	48,812	56,054
Property, furniture and equipment – net	2,640	2,408
Total other assets	8,690	6,358

Total assets	$60,142	$64,820

Liabilities and Stockholders’ Equity
Total current liabilities	$8,079	$6,850
Long term portion of deferred revenue	10,477	11,736
Accrued marketing costs	16,507	15,761
Other liabilities	706	127

Total liabilities	35,769	34,474

Total stockholders’ equity	24,373	30,346

Total liabilities and stockholders’ equity	$60,142	$64,820

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

	Year Ended December 31,
	2005	2004
United States and Canada	$112.7	$85.7
Rest of World	95.5	49.5

Worldwide Total	$208.2	$135.2

—end—